UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 16, 2015
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (717) 534-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 16, 2015, The Hershey Company (the “Company”) and John P. Bilbrey, Chairman of the Board, President and Chief Executive Officer of the Company, entered into an amendment (the “Amendment”) to the Executive Employment Agreement (the “Employment Agreement”), dated as of August 7, 2012, between the Company and Mr. Bilbrey, to reflect certain revisions to Mr. Bilbrey’s compensation as a result of his election as Chairman of the Board of Directors of the Company on April 2, 2015. Among other things, the Amendment (i) increases Mr. Bilbrey’s target annual bonus opportunity to 150% of base salary from the 140% of base salary in effect for 2014, (ii) increases, from five to ten years, the duration of the look-back period for selecting the highest three years of base salary and annual incentive payment used to calculate Mr. Bilbrey’s final average compensation for determining his benefit under the Company’s Supplemental Executive Retirement Plan, (iii) establishes the interest rate to be applied to the calculation of amounts payable to Mr. Bilbrey under the Company’s Supplemental Executive Retirement Plan, and (iv) provides that any changes in Mr. Bilbrey’s authority, duties or responsibilities as Chairman of the Board will not constitute “Good Reason” for purposes of the Employment Agreement’s termination provisions.

Under the terms of the Amendment, the changes to the look-back period and interest rate calculation are subject to Mr. Bilbrey remaining an employee of the Company for at least three years from the date of the Amendment, except under certain conditions.

The foregoing is not a complete description of the Amendment and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.    Description

10.1	First Amendment to Executive Employment Agreement, dated as of November 16, 2015, by and between The Hershey Company and John P. Bilbrey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE HERSHEY COMPANY

Date: November 19, 2015	By: /s/ Leslie M. Turner
Leslie M. Turner Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Executive Employment Agreement, dated as of November 16, 2015, by and between The Hershey Company and John P. Bilbrey